4716 Old Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

CMS Announces Proposed Regulatory Changes

     MECHANICSBURG, PENNSYLVANIA - - May 11, 2004 – Select Medical Corporation (“Select”) today announced a proposed regulatory change. This afternoon, the Centers for Medicare & Medicaid Services (“CMS”) issued a press release announcing, among other things, proposed regulatory changes applicable to long-term acute care hospitals that are operated as a “hospital within a hospital.” The proposed rule would change the requirements necessary for a “hospital within a hospital” to qualify for reimbursement as a long-term acute care hospital. Under the proposed rule, to receive reimbursement as a long-term acute care hospital, no more than 25 percent of any “hospital within a hospital’s” admissions may be from its host hospital. Most of Select’s long-term acute care hospitals currently would not meet this proposed requirement, and therefore would be subject to lower levels of reimbursement. The rule is proposed to be effective for hospital cost reporting periods beginning on or after October 1, 2004. Select believes that, if adopted, the proposed rule would have a material adverse effect on Select’s results of operations for periods after the rule becomes effective.

     Although the proposed rule has not yet been published in the Federal Register, the text of the proposed rule is now available on CMS’ website. In its press release, CMS stated that comments to the proposed rule will be accepted by CMS until July 12, 2004, and that CMS anticipated that a final rule will be published later in the year. We anticipate that the final rule will be issued on or about September 1, 2004, unless CMS decides on a different timeframe. Select believes that the proposed rule could significantly limit the access of Medicare beneficiaries to quality long-term acute care hospital services, and intends to submit to CMS comments and alternative proposals with respect to the proposed rule.

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     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 79 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 777 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1100
ir@selectmedicalcorp.com